Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Akoustis Technologies, Inc. on Form S-3 of our report dated August 30, 2021, with respect to our audits of the consolidated financial statements of Akoustis Technologies, Inc. as of June 30, 2021 and 2020 and for each of the two years in the period ended June 30, 2021, appearing in the Annual Report on Form 10-K of Akoustis Technologies, Inc. for the year ended June 30, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

February 4, 2022